Exhibit 10.27
ASSIGNMENT, ASSUMPTION AND MODIFICATION OF LEASE DOCUMENTS
     This Assignment and Assumption and Modification of Lease Documents (this “Agreement”) is made as of September 26, 2007 (the “Effective Date”), by and among ALEXANDRIA REAL ESTATE EQUITIES, INC., a Maryland corporation (“Landlord”), NURA, INC., a Delaware corporation (“Tenant”), and OMEROS CORPORATION, a Washington corporation (“Assignee”).
RECITALS
     A. Landlord and Tenant are parties to that certain Lease Agreement, dated as of April 6, 2000, as previously amended by an Assignment and Assumption and Modification of Lease Document, dated as of October 23,2003 (as amended from time to time, the “Suite 650 Lease”). Pursuant to the Suite 650 Lease, Tenant leases from Landlord certain premises located at and commonly known as 1124 Columbia Street, Seattle, Washington, Suite 650, as more particularly described in the Suite 650 Lease (“Suite 650 Premises”). All initially capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Suite 650 Lease unless the context clearly indicates otherwise.
     B. Landlord and Tenant are parties to that certain Lease Agreement, dated as of September 28, 2001, as amended by that certain Assignment and Assumption and Modification of Lease Document, dated as of October 23, 2003, (as amended from time to time, the “Annex Lease”). Pursuant to the Annex Lease, Tenant leases from Landlord certain premises located at and commonly known as 1124 Columbia Street, Seattle, Washington, Annex Level B, as more particularly described in the Annex Lease (“Annex Premises”).
     C. Landlord and Tenant are parties to that certain Storage Lease, dated as of July 24, 2002, as amended by that certain Assignment and Assumption and Modification of Lease Document, dated as of October 23, 2003, (as amended from time to time, the “Storage Lease”), pursuant to which Tenant leases from Landlord certain premises located at and commonly known as 1124 Columbia Street, Seattle Washington, Suite #056, as more particularly described in the Storage Lease.
     D. Tenant and C-P Technologies, LP, a Washington limited partnership (“C-P”), are parties to that certain Sublease, dated as of June 1, 2007 (as amended, the “C-P Sublease”). Pursuant to the C-P Sublease, C-P subleases from Tenant a portion of the premises demised under the 650 Lease, as more particularly described in the C-P Sublease. Landlord consented to the foregoing sublease to C-P pursuant to that certain Consent to Sublease, dated as of August 7, 2007, by and among Landlord, Tenant and C-P (the “C-P Consent”).
     E. Tenant and NT Omics, Inc., a California corporation (“NT Omics”), are parties to that certain Sublease, dated as of July 1, 2007 (as amended, the “NT Omics Sublease”). Pursuant to the NT Omics Sublease, NT Omics subleases from Tenant a portion of the premises demised under the 650 Lease, as more particularly described in the NT Omics Sublease. Landlord consented to the foregoing sublease to NT Omics pursuant to that certain Consent to Sublease, dated as of September 26, 2007, by and among Landlord, Tenant and NT Omics (the “NT Omics Consent”).

     F. Subject to the terms and conditions set forth herein, (i) Tenant desires to assign to Assignee, and Assignee desires to assume, all of Tenant’s right, title and interest in and to the Suite 650 Lease, the Annex Lease, the Storage Lease, the C-P Sublease and the NT Omics Sublease (collectively, the “Assigned Lease Documents”), (ii) Landlord desires to consent to the assignment and assumption of the Assigned Lease Documents, release Tenant from all obligations under the Assigned Lease Documents arising from and after the Effective Date, and (iii) Landlord and Assignee desire to amend the Suite 650 Lease and the Annex Lease effective as of the Effective Date.
     NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord, Tenant and Assignee hereby agree as follows:
     1. Assignment. Effective as of the Effective Date, Tenant assigns, sells transfers, sets over and delivers to Assignee all of Tenant’s right, title and interest in and to the Assigned Lease Documents.
     2. Assumption. Effective as of the Effective Date, Assignee accepts the foregoing assignment of the Assigned Lease Documents and assumes and agrees to perform and observe all of the obligations, covenants, terms and conditions to be performed or observed by Tenant under the Assigned Lease Documents arising from and after the Effective Date.
     3. Consent to Assignment and Assumption. Effective as of the Effective Date, (i) Landlord consents to the foregoing assignment and assumption of the Assigned Lease Documents, and (ii) Landlord releases Tenant from and relieves Tenant of all of Tenant’s obligations under the Assigned Lease Documents arising from and after the Effective Date.
     4. Lease Modifications. Effective as of the Effective Date, Landlord and Assignee agree that the Suite 650 Lease and Annex Lease are each amended as follows:
          (a) Suite 650 Lease Modifications.
               (i) Notice Address. Tenant’s Notice Address set forth in Page 1 of the Suite 650 Lease is amended to delete Tenant’s address for notices and to replace it with Assignee’s address as follows:
“Omeros Corporation, 1420 Fifth Avenue, Suite 2600, Seattle, Washington 98101.”
               (ii) Expansion of Premises. Effective as of the Effective Date, the Premises under the 650 Lease are hereby expanded to include 137 square feet on the 6th floor of 1124 Columbia Street, Seattle, WA 98104, as shown and described on Exhibit A attached hereto (the “Suite 640 Space”). From and after the Effective Date the Base Rent payable under the 650 Lease shall be increased by $228.33 per month and such amount shall be increased annually by the Rent Adjustment Percentage on the same date that Base Rent for the balance of the Premises is increased.

No Additional Rent shall be payable for the Suite 640 Space and Tenant’s share of Net Building Expenses shall not increase.
               (iii) Termination of Expansion Right. Tenant shall have no further right to expand the Premises. Accordingly, Section 39 (Right to Expand) of the Suite 650 Lease is hereby deleted in its entirety.
               (iv) Right to Extend Term. Subsection 40(a) of the Suite 650 Lease is hereby deleted and replaced with the following:
“(a) Extension Right. Tenant shall have the right (the “First Extension Right”) to extend the term of this Lease for a period of 3 years (the “First Extension Term”), and, if the First Extension Right has been exercised, Tenant shall have the additional right (the “Second Extension Right;” the First Extension Right and the Second Extension Right may be collectively referred to herein as the “Extension Rights” or individually as an “Extension Right”) to extend the term for an additional period of 1 year (the “Second Extension Term”) on the same terms and conditions as this Lease (other than Base Rent) by giving Landlord written notice of its election to exercise each Extension Right at least 12 months prior to the expiration of the Base Term of the Lease or the expiration of the First Extension Term, as applicable. Upon the commencement of an Extension Term, Base Rent shall be payable at the Market Rate (as defined below). Base Rent shall thereafter be adjusted on each annual anniversary of the commencement of such Extension Term by a percentage as determined by Landlord and agreed to by Tenant at the time the Market Rate is determined. As used herein, “Market Rate” shall mean the then market rental rate as determined by Landlord and agreed to by Tenant, which shall in no event be less than the Base Rent payable as of the date immediately preceding the commencement of such Extension Term increased by the Rent Adjustment Percentage multiplied by such Base Rent. In addition, Landlord may impose a market rent for the parking rights provided hereunder. Notwithstanding anything to the contrary contained in this Lease, Tenant’s Extension Rights granted above may only be exercised if the term of that certain Lease Agreement, dated as of September 28, 2001 (as amended and assigned, the “Annex Lease”), to which Landlord and Tenant are now parties, and which covers the portion of the Building known as Annex Level B, shall be concurrently extended pursuant to Section 40 of the Annex Lease so that both this Lease and the Annex Lease expire on the same date. Accordingly, if the term of the Annex Lease is not extended pursuant to Section 40 of the Annex Lease, Tenant shall have no right to extend the term of this Lease pursuant to Section 40 of this Lease.”

(b) Annex Lease Modification.
                    (i) Notice Address. Tenant’s notice address set forth on Page 1 of the Annex Lease is amended to delete Tenant’s address for notices and to replace it with Assignee’s address as follows:
“Omeros Corporation, 1420 Fifth Avenue, Suite 2600, Seattle, Washington 98101.”
                    (ii) Right to Extend Term. A new Section 40 is added to the Annex Lease as follows, which corresponds identically to Section 40 of the Suite 650 Lease:
“40. Right to Extend Term. Tenant shall have the right to extend the Term of the Lease upon the following terms and conditions:
     (a) Extension Right. Tenant shall have the right (the “First Extension Right”) to extend the term of this Lease for a period of 3 years (the “First Extension Term”), and, if the First Extension Right has been exercised, Tenant shall have the additional right (the “Second Extension Right;” the First Extension Right and the Second Extension Right may be collectively referred to herein as the “Extension Rights” or individually as an “Extension Right”) to extend the term for an additional period of 1 year (the “Second Extension Term”) on the same terms and conditions as this Lease (other than Base Rent) by giving Landlord written notice of its election to exercise each Extension Right at least 12 months prior to the expiration of the Base Term of the Lease or the expiration of the First Extension Term, as applicable. Upon the commencement of an Extension Term, Base Rent shall be payable at the Market Rate (as defined below). Base Rent shall thereafter be adjusted on each annual anniversary of the commencement of such Extension Term by a percentage as determined by Landlord and agreed to by Tenant at the time the Market Rate is determined. As used herein, “Market Rate” shall mean the then market rental rate as determined by Landlord and agreed to by Tenant, which shall in no event be less than the Base Rent payable as of the date immediately preceding the commencement of such Extension Term increased by the Rent Adjustment Percentage multiplied by such Base Rent. In addition, Landlord may impose a market rent for the parking rights provided hereunder. Notwithstanding anything to the contrary contained in this Lease, Tenant’s Extension Rights granted above may only be exercised if the term of that certain Lease Agreement dated as of April 6, 2000 (as amended and assigned, the “Suite 650 Lease”), to which Landlord and Tenant are now parties, and which covers Suites 640 and 650 in the Building, shall be concurrently extended pursuant to Section 40 of the Suite 650 Lease so that both this Lease and the Suite 650 Lease expire on the same date. Accordingly, if the term of the Suite 650 Lease is not extended pursuant to Section 40 of the Suite 650 Lease, Tenant shall have no right to extend the term of this Lease pursuant to Section 40 of this Lease.

     If, on or before the date which is 120 days prior to the expiration of the Base Term of this Lease or the expiration of the First Extension Term, as applicable, Tenant has not agreed with Landlord’s determination of the Market Rate and the rent escalations during such subsequent Extension Term after negotiating in good faith, Tenant may by written notice to Landlord not later than 20 days prior to the expiration of the Base Term of this Lease or the expiration of the First Extension Term, as applicable, elect arbitration as described in Section 40(b) below. If Tenant does not elect such arbitration, Tenant shall be deemed to have waived any right to extend the term of the Lease and the Extension Rights shall terminate.
     (b) Arbitration.
     (i) Within 10 business days of Tenant’s notice to Landlord of its election to arbitrate Market Rate and escalations, each party shall deliver to the other a proposal containing the Market Rate and escalations that the submitting party believes to be correct (“Extension Proposal”). If either party fails to timely submit an Extension Proposal, the other party’s submitted proposal shall determine the Base Rent and escalations for the Extension Term. If both parties submit Extension Proposals, then Landlord and Tenant shall meet within 7 days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (as defined below) to determine the Market Rate and escalations. If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within 10 business days after the meeting, select an Arbitrator. If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted proposal shall determine the Base Rent for the Extension Term. The 2 Arbitrators so appointed shall, within 5 business days after their appointment, appoint a third Arbitrator. If the 2 Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon 10 days prior written notice to the other party of such intent.
     (ii) The decision of the Arbitrator(s) shall be made within 30 days after the appointment of a single Arbitrator or the third Arbitrator, as applicable. The decision of the single Arbitrator shall be final and binding upon the parties. The average of the two closest Arbitrators in a three Arbitrator panel shall be final and binding upon the parties. Each party shall pay the fees and expenses of the Arbitrators appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties. If the Market Rate and escalations are not determined by the first day of the Extension Term, then Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent in effect immediately prior to the Extension Term and increased by the Rent Adjustment Percentage until such determination is made. After the determination of the Market Rate and escalations, the parties shall make any necessary adjustments to such payments made by Tenant. Landlord and Tenant shall then execute an amendment recognizing the Market Rate and escalations for the Extension Term.
     (iii) An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and: (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and high tech industrial real estate in the greater Seattle metropolitan area, or (B) a licensed commercial real estate broker with not less than 15 years experience representing landlords and/or tenants in the leasing of high tech or life sciences space in the greater Seattle metropolitan area, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.
(c) Rights Personal. The Extension Rights are personal to Tenant and are not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease; provided, however, a Permitted Assignee shall succeed to such Extension Rights.
(d) Exceptions. Notwithstanding anything set forth above to the contrary, the Extension Rights shall not be in effect and Tenant may not exercise the Extension Rights:
     (i) during any period of time that Tenant is in Default under any provision of this Lease; or
     (ii) if Tenant has been in Default under any provision of this Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise an Extension Right, whether or not the Defaults are cured.
(e) No Extensions. The period of time within which any Extension Right may be exercised shall not be extended or enlarged by reason of the Tenant’s inability to exercise the Extension Rights.
(f) Termination. The Extension Rights shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of an Extension Right, if, after such exercise, but prior to the commencement date of an Extension Term, (i) Tenant fails to timely cure any default by Tenant under this Lease; (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of an Extension Right to the date of the commencement of the Extension Term whether or not such Defaults are cured.”
     5. Planned Construction; Quiet Enjoyment. Tenant and Assignee each acknowledges and agrees that they have been notified of Landlord’s planned construction of a building at the property adjacent to 1102 Columbia Street, Seattle, Washington (“Construction Activities”), and that such Construction Activities may adversely impact the quiet enjoyment of the premises being leased pursuant to the Assigned Lease Documents and Tenant and Assignee waive any claims they may have against Landlord in connection therewith. Landlord shall, without any obligation to incur any additional costs in connection with the Construction Activities, use commercially reasonable efforts to minimize interference with the quiet enjoyment of the premises being leased pursuant to the Assigned Lease Documents. Landlord acknowledges that Assignee maintains a laboratory animal facility in the Annex Premises and a wet laboratory, including analytical instruments, in the Suite 650 Premises. Notwithstanding the waiver of claims set forth in this Section 5, if the Construction Activities materially impair (i) the ability of Assignee to maintain the laboratory animals and conduct research using such laboratory animals in the Annex Premises (such impairment being evidenced by the deviation of animal behavior including in routine behavioral models, reduced litter size or fertility, delayed or stunted growth or development, or animal cannibalism), and/or (ii) the operation of the analytical instruments in the Suite 650 Premises (as evidenced by the failure of the instrument system suitability testing or the irreproducibility of instrument generated data) (collectively, “Material Impairment”), Assignee shall deliver written notice of such Material Impairment to Landlord within 3 days of the occurrence of such Material Impairment, along with evidence of the existence of such Material Impairment reasonably acceptable to Landlord, and a description of the aspect of the Construction Activities that Assignee alleges is the cause of such Material Impairment. If the parties are unable to agree about the existence or cause of a Material Impairment, the matter shall be resolved by arbitration by a single arbitrator (“Arbitrator”) with the qualifications and experience appropriate to resolve the matter and appointed pursuant to and acting in accordance with the rules of the American Arbitration Association. If a Material Impairment has occurred, Landlord shall have the right to attempt to cure the aspect of the Construction Activities that the parties have determined is the cause of such Material Impairment within 20 days after Landlord’s receipt of notice from Assignee regarding such Material Impairment. If such aspect has not been cured within such 20 day period, Assignee shall have the right, upon delivery of prior written notice to Landlord, to terminate (a) the Suite 650 Lease, if the Suite 650 Premises is affected by the Material Impairment, (b) the Annex Lease, if the Annex Premises is affected by the Material Impairment, or (c) all of the Assigned Lease Documents. Such right to terminate shall be the sole remedy of Assignee with respect to a Material Impairment. If Assignee does not elect to exercise its rights to terminate pursuant to this Section 5 within 5 business days of the lapse of such 20 day cure period, such right to terminate shall be waived and all of the Assigned Lease Documents shall remain in full force and effect and Assignee shall have no future rights to terminate pursuant to this Section 5.
     If arbitration is required pursuant to the preceding paragraph, the parties shall use commercially reasonable efforts to cause the arbitration to be completed within 30 days (“Initial Arbitration Period”) or as soon as reasonably possible thereafter. If the arbitration is not completed within the Initial Arbitration Period, Landlord shall have the right at any time after the Initial Arbitration Period to withdraw the dispute from arbitration by electing to terminate the applicable Assigned Lease Document(s) which Assignee has requested be terminated (“Affected Lease Documents”) and Assignee shall have the right at any time after the Initial Arbitration Period to withdraw the dispute from arbitration by electing to maintain the Affected Lease Documents in force. During any dispute regarding a Material Impairment and during any applicable cure period, Assignee shall be required to continue to pay and perform all of its obligations under all of the applicable Assigned Lease Documents. If the Arbitrator determines that a Material Impairment did not exist or if Assignee withdraws from the arbitration following the Initial Arbitration Period, Assignee shall pay to Landlord a penalty equal to fifty percent (50%) of the Base Rent payable to Landlord under the Affected Lease Documents (the “Penalty”) for the period commencing on the expiration of the Initial Arbitration Period and continuing through the earlier of (i) the resolution of the arbitration, or (ii) the date of Assignee’s withdrawal from the arbitration. If the Arbitrator determines that a Material Impairment did exist or Landlord elects to withdraw the dispute from arbitration following the Initial Arbitration Period, Landlord shall (a) reimburse Assignee for the Base Rent and Operating Expenses paid by Assignee to Landlord under such Affected Lease Documents applicable to the period between the expiration of the 20 day cure period (which shall be deemed to have commenced running upon Assignee’s initial notice) provided for above and the date that the Affected Lease Documents are terminated, and (b) pay to Assignee the Penalty for the period commencing on the expiration of the Initial Arbitration Period and continuing through the earlier of (x) the resolution of the arbitration, or (y) the date of Landlord’s withdrawal from the arbitration. The non-prevailing party, as determined by the Arbitrator, or the withdrawing party, as the case may be, shall pay all of the prevailing party’s (or non-withdrawing party’s) reasonable costs of arbitration and reasonable attorneys’ fees.
     6. Brokers. Tenant and Assignee represent and warrant to Landlord that no broker commissions or fees are payable as a result of the assignment and modifications contemplated herein, and each of Tenant and Assignee hereby indemnifies and agrees to hold Landlord harmless from and against any loss or liability arising therefrom or from any commissions or fees payable in connection with the assignment and modifications contemplated herein.
     7. No Other Modifications of Lease. Except as expressly provided for herein, nothing contained herein shall be construed to modify, waive, impair, or affect any of the terms, covenants or conditions contained in any of the Assigned Lease Documents (including Assignee’s obligation to obtain any required consents for any other or future assignments or sublettings), or to waive any breach thereof, or any rights or remedies of Landlord thereunder, or to enlarge or increase Landlord’s obligations or liabilities thereunder, and all terms, covenants and conditions of the Suite 650 Lease (as modified herein), Annex Lease (as modified herein) and Storage Lease are hereby declared by each of Landlord, Tenant and Assignee to be in full force and effect.
     8. Oral Modifications. This Agreement may not be changed orally, but only by an agreement in writing signed by Landlord and the party(ies) against whom enforcement of any change is sought.
     9. Integration. This Agreement supersedes all prior or contemporaneous, written or oral, memoranda, arrangements, agreements, or understandings between the parties hereto related to the subject matters addressed herein. Any representations, promises, warranties, or statements made by any party which differ in any way from the terms of this Agreement shall be given no force or effect.
     10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute but one and the same instrument. The parties agree that this Agreement may be signed by facsimile, with original to follow.
     11. Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed and enforced in accordance with the internal laws of the State of Washington.
     12. Successors and Assigns. This Agreement shall be binding upon Landlord, Tenant, and Assignee and their respective successors, successors-in-interests, transferees and assigns.
     13. Time of Essence. Time is of the essence with respect to each provision of this Agreement.
     14. Authority. Each person executing this Agreement on behalf of a party hereto represents and warrants that he or she is authorized and empowered to do so and to thereby bind the party on whose behalf he or she is signing.
     15. Attorney’s Fees. If any party hereto commences an action against the other party(ies) arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the losing party(ies) reasonable attorneys’ fees and costs of suit.
     16. Further Assurances. The parties hereto shall promptly perform, execute and deliver or cause to be performed, executed and/or delivered any and all acts, deeds and assurances as the other party(ies) may reasonably require in order to carry out the intent and purpose of this Agreement.
[Signatures are on the next page.]

     IN WITNESS WHEREOF, Landlord, Tenant, and Assignee have caused their duly authorized representatives to execute this Agreement as of the date first above written.

LANDLORD:	ALEXANDRIA REAL ESTATE EQUITIES, INC., a Maryland corporation
	By:	/s/ Jackie Clem
	Name:	Jackie Clem
	Its:	VP — RE LEGAL AFFAIRS

TENANT:	NURA, INC., a Delaware Corporation
	By:	/s/ Gregory Demopulos
	Name:	Gregory A. Demopulos, M.D.
	Its:	President

ASSIGNEE:	OMEROS CORPORATION, a Washington corporation
	By:	/s/ Gregory A. Demopulos
	Name:	Gregory A. Demopulos, M.D.
	Its:	Chairman and CEO

EXHIBIT A
to
ASSIGNMENT, ASSUMPTION AND MODIFICATION OF LEASE DOCUMENTS

Suite 640
COMPLEGEN
TENANT "A"
TENANT "B"

NORTH

**SLSC 6th Floor BOMA Plan**

SCALE: 1/16" = 1'-0"

- MAJOR VERTICAL PENETRATION
- USABLE AREA
- FLOOR COMMON AREA
- BUILDING COMMON AREA

# 6th. Flr.

PROJECT #: 5050
DATE: 10.20.05
REF. DRAWING: 0.0

Alexandria Real Estate Equities
1124 Columbia BOMA Calcs

Sheldon